Exhibit 8

ESCROW SERVICES AGREEMENT

This Escrow Services Agreement (this “Agreement”) is made and entered into as of January 8, 2017 by and between Provident Trust Group, LLC (“Provident” or “Escrow Agent”) and Govinda Giri (“Issuer”) for its offering known as “Sagoon Inc.”.

RECITALS

WHEREAS, Issuer proposes to offer for sale to investors as disclosed in its offering materials, securities pursuant to either a) Rule 506 promulgated by the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”); b) Regulation A+ promulgated by the SEC as modified by final rules adopted per Title IV of the Jumpstart Our Business Startups (JOBs) Act; or c) another federal or state exemption from registration, either directly (“issuer-direct”) and/or through one or more registered broker-dealers as a selling group (“Syndicate”), the equity and/or debt securities of Issuer (the “Securities”) in the amount of at least $299.00 (the “Minimum Amount of the Offering”) up to

$20,000,000.00 (the “Maximum Amount of the Offering”).

WHEREAS, Issuer desires to establish an Escrow Account in which funds received from prospective investors (“Subscribers”) will be held during the Offering, subject to the terms and conditions of this Agreement. Provident agrees to serve as Escrow Agent ( “Escrow Agent”) for the Subscribers with respect to such Escrow Account in accordance with the terms and conditions set forth herein. This includes, without limitation, that the Escrow Account will be held at an FDIC member bank in a separately named (as defined below) account. For purposes of communications and directives, Escrow Agent shall be the sole administrator of the Escrow Account.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, it is hereby agreed as follows:

1.	Establishment of Escrow Account. Prior to Issuer initiating the Offering, and prior to the receipt of the first investor funds, Escrow Agent shall establish an account at an FDIC insured US bank (the “Bank”) entitled “Provident Trust Group, LLC as Escrow Agent for 170108436” (the “Escrow Account”). The Escrow Account shall be a segregated, deposit account of Escrow Agent at the Bank. All parties agree to maintain the Escrow Account and escrowed funds in a manner that is compliant with banking and securities regulations.

2.	Escrow Period. The Escrow Period shall begin with the commencement of the Offering and shall terminate in whole or in part upon the earlier to occur of the following:

a.	The date upon which the minimum number of securities required to be sold are sold (the “Minimum”) in bona fide transactions that are fully paid for, which is defined to occur when Escrow Agent has received gross proceeds of at least Minimum Amount of the Offering that have cleared in the Escrow Account and the issuer has triggered a partial or full closing on those funds. Even after a partial close, of for continuous offerings, Escrow shall remain open in order to perform investor AML, to clear investor funds, and to perform other tasks prior to the issuer selling securities to any investor; or

b.	January 12, 2018 if the Minimum has not been reached; or

c.	The date upon which a determination is made by Issuer and/or their authorized representatives, including any lead broker or placement agent, to terminate the Offering prior to closing.

During the Escrow Period, the parties agree that (i) the Escrow Account and escrowed funds will be held for the benefit of the Subscribers, and that (ii) Issuer is not entitled to any funds received into escrow, and that no amounts deposited into the Escrow Account shall become the property of Issuer or any other entity, or be subject to any debts, liens or encumbrances of any kind of Issuer or any other entity, until the contingency has been satisfied by the sale of the Minimum of such Securities to such investors in bona fide transactions that are fully paid for, in accordance with Regulation D and as specified in the offering documents. Even after a sale of securities to investors, the Issuer may elect to continue to leave funds in the Escrow Account in order to protect investors as needed.

In addition, Issuer and Escrow Agent acknowledge that the total funds raised cannot exceed the Maximum Amount of the Offering permitted by the Offering Memorandum. Issuer represents that no funds have yet been raised for Sagoon Inc. and that all funds to be raised for Sagoon Inc. will be deposited in the Escrow Account established by Escrow Agent.

3.	Deposits into the Escrow Account. All Subscribers will be directed by the Issuer to transmit their data and funds, via Escrow Agent’s technology systems, directly to the Escrow Agent as the “qualified third party” that has agreed to hold the funds for the benefit of investors and Issuer. All Subscribers will transfer funds directly to Escrow Agent (with checks, if any, made payable to “Provident Trust Group, LLC as Escrow Agent for Investors in Sagoon Inc.”) for deposit into the Escrow Account. Escrow Agent shall process all Escrow Amounts for collection through the banking system and shall maintain an accounting of each deposit posted to its ledger, which also sets forth, among other things, each Subscriber’s name and address, the quantity of Securities purchased, and the amount paid. All monies so deposited in the Escrow Account and which have cleared the banking system are hereinafter referred to as the "Escrow Amount." Issuer shall promptly, concurrent with any new or modified subscription, provide Escrow Agent with a copy of the Subscriber’s subscription and other information as may be reasonably requested by Escrow Agent in the performance of their duties under this Agreement. Escrow Agent is under no duty or responsibility to enforce collection of any funds delivered to it hereunder. Issuer shall assist Escrow Agent with clearing any and all AML and ACH exceptions.

Funds Hold — clearing, settlement and risk management policy: All parties agree that funds are considered “cleared” as follows:

Wires — 24 hours after receipt of funds

Checks — 10 days after deposit

ACH — As transaction must clear in a manner similar to checks, and as Federal regulations provide investors with 60 days to recall funds, for risk reduction and protection the Escrow Agent will agree to release, starting 10 calendar days after receipt and so long as the offering is closed, the greater of 94% of funds or gross funds less ACH deposits still at risk of recall. Of course, regardless of this operating policy, Issuer remains liable to immediately and without protestation or delay return to us any funds recalled pursuant to Federal regulations.

Escrow Agent reserves the right to deny, suspend or terminate participation in the Escrow Account of any Subscriber to the extent Escrow Agent deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with laws, rules, regulations or best practices. Escrow Agent may at any time reject or return funds to any Subscriber (i) that do not clear background checks (anti-money laundering, USA PATRIOT Act, social security number issues, etc.) to the satisfaction of Escrow Agent, in its sole and absolute discretion, or, (ii) for which Escrow Agent determines, in its sole discretion, that it would be improper or unlawful for Escrow Agent to accept or hold the applicable Subscriber’s funds, as Escrow Agent, due to, among other possible issues, issues with the Subscriber or the source of the Subscriber’s funds. Escrow Agent shall inform Issuer of any such return or rejection via notifications on the Issuer online control panel or via Webhooks in the API.

4.	Disbursements from the Escrow Account. In the event Escrow Agent does not receive the Minimum prior to the termination of the Escrow Period, Escrow Agent shall terminate Escrow and make a full and prompt return of funds so that refunds are made to each Subscriber in the exact amount received from said Subscriber, without deduction, penalty, or expense to the Subscriber.

In the event Escrow Agent receives cleared funds for at least the Minimum prior to the termination of the Escrow Period and Escrow Agent receives a written instruction from Issuer (generally via notification in the API), Escrow Agent shall, pursuant to those instructions, pay such Escrow Amount for all accepted subscriptions pursuant to the instructions of Issuer, but subject to Escrow Agent’s rights concerning Return Period funds (defined as the time period the Subscriber has to seek a return of funds, or to seek to avoid liability for the funds by claiming the transaction was unauthorized) (First Closing). After the First Closing, with respect to any additional collected funds received from Subscribers and held by Escrow Agent prior to the termination date, Escrow Agent shall, upon receipt of written instructions from Issuer, including identifying additional participating Subscribers and the corresponding Escrow Amount, pay such Escrow Amount specified in the written instructions, but subject to Escrow Agent‘s rights concerning Return Period funds (discussed above). Issuer acknowledges that there is a 24 hour (one business day) processing time once a request has been received to break Escrow or otherwise move funds. This is to accommodate the time needed to compare the request to the offering documents, to ensure AML has been completed, and to prepare funds for disbursement.

Issuer hereby irrevocably authorizes Escrow Agent to deduct broker fees and other funds for management and offering and selling expenses from the gross proceeds of the Escrow Account prior to remitting such funds, if and when due, to Issuer. Escrow Agent is hereby directed to remit such funds directly to the broker(s) and other parties, if any, to which they are due. Net proceeds (meaning gross proceeds less amounts remitted to brokers and other parties, and interest earned or accumulated in the Escrow Account) will then be remitted to Issuer as described above.

Furthermore, Issuer directs Escrow Agent to accept instructions regarding fees from any registered securities broker in the syndicate, if any.

5.	Collection Procedure. Escrow Agent is hereby authorized, upon receipt of Subscriber funds, to promptly deposit them in the Escrow Account. Any Subscriber funds which fail to clear or are subsequently reversed, including but not limited to ACH chargebacks and wire recalls, shall be debited to the Escrow Account, with such debits reflected on the Escrow ledger accessible via Escrow Agents API or dashboard technology. Any and all fees paid by Issuer for funds receipt and processing are non-refundable, regardless of whether ultimately cleared, failed, rescinded, returned or recalled. In the event of any Subscriber refunds, returns or recalls after funds have already been remitted to Issuer, then Issuer hereby irrevocably agrees to immediately and without delay or dispute send equivalent funds to Escrow Agent to cover the refund, return or recall. If Issuer has any dispute or disagreement with its Subscriber then that is separate and apart from this Agreement and Issuer will address such situation directly with said Subscriber, including taking whatever actions Issuer determines appropriate, but Issuer shall regardless remit funds to Escrow Agent and not involve Escrow Agent in any such disputes.

6.	Investment of Escrow Amount. Escrow Agent may, at its’ discretion, invest any or all of the Escrow Account balance as permitted by banking regulations. No interest shall be paid to Issuer or Subscribers on the Escrow Account balance.

7.	Escrow Administration Fees, Compensation of Escrow Agent. Escrow Agent is entitled to escrow administration fees from Issuer as set forth in Exhibit A.

Issuer agrees without exception that it is liable to Escrow Agent to pay and agrees to pay Escrow Agent, even under circumstances where Issuer has entered an agreement that said fees are to be paid by another party. All fees are charged immediately upon receipt of this Agreement, and are not contingent in any way on the success or failure of the Offering. Furthermore, Escrow Agent is exclusively entitled to retain as part of its compensation any and all investment interest, gains and other income earned pursuant to item 6 above. No fees, charges or expense reimbursements of Escrow Agent are reimbursable, and are not subject to pro-rata analysis. All fees and charges, if not paid by a representative of Issuer (e.g. funding platform, lead syndicate broker, etc.), may be made via either Issuers credit card or ACH information on file with Escrow Agent. Escrow Agent may also collect its fee(s), at its option, from any escrowed funds due to Issuer. It is acknowledged and agreed that no fees, reimbursement for costs and expenses, indemnification for any damages incurred by Issuer or Escrow Agent shall be paid out of or chargeable to the investor funds on deposit in the Escrow Account.

8.	Representations and Warranties. The Issuer covenants and makes the following representations and warranties to Escrow Agent:

a.	It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization, and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

b.	This Agreement has been duly approved by all necessary actions, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement enforceable in accordance with its terms.

c.	The execution, delivery, and performance of this Agreement is in accordance with the agreements related to the Offering and will not violate, conflict with, or cause a default under its articles of incorporation, bylaws, management agreement or other organizational document, as applicable, any applicable law, rule or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including the agreements related to the Offering, to which it is a party or any of its property is subject.

d.	The Offering shall contain a statement that Escrow Agent has not investigated the desirability or advisability of investment in the Securities nor approved, endorsed or passed upon the merits of purchasing the Securities; and the name of Escrow Agent has not and shall not be used in any manner in connection with the Offering of the Securities other than to state that Escrow Agent has agreed to serve as escrow agent for the limited purposes set forth in this Agreement.

e.	No party other than the parties hereto has, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

f.	It possesses such valid and current licenses, certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its respective businesses, and it has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such license, certificate, authorization or permit.

g.	The Offering complies in all material respects with the Act and all applicable laws, rules and regulations.

All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement of Escrow Funds.

9.	Term and Termination. This Agreement will remain in full force during the Escrow Period and shall terminate upon the following:

a.	As set forth in Section 2.

b.	Termination for Convenience. Any party may terminate this Agreement at any time for any reason by giving at least thirty (30) days’ written notice.

c.	Escrow Agent’s Resignation. Escrow Agent may unilaterally resign by giving written notice to Issuer, whereupon Issuer will immediately appoint a successor escrow agent. Until a successor escrow agent accepts appointment or until another disposition of the subject matter has been agreed upon by the parties, following such resignation notice, Escrow Agent shall be discharged of all of its duties hereunder save to keep the subject matter whole.

Even after this Agreement is terminated, certain provisions will remain in effect, including but not limited to items 3, 4, 5, 10, 11, 12, 14, and 15 of this Agreement. Escrow Agent shall be compensated for the services rendered as of the date of the termination or removal.

10.	Binding Arbitration, Applicable Law, Venue, and Attorney’s Fees. This Agreement is governed by, and will be interpreted and enforced in accordance with the laws of the State of Nevada, as applicable, without regard to principles of conflict of laws. Any claim or dispute arising under this Agreement may only be brought in arbitration, pursuant to the rules of the American Arbitration Association, with venue in the city of Las Vegas, Nevada. The parties consent to this method of dispute resolution, as well as jurisdiction, and consent to this being a convenient forum for any such claim or dispute and waives any right it may have to object to either the method or jurisdiction for such claim or dispute. Furthermore, the prevailing party shall be entitled to recover damages plus reasonable attorney’s fees and costs.

11.	Limited Capacity of Escrow Agent. This Agreement expressly and exclusively sets forth the duties of Escrow Agent with respect to any and all matters pertinent hereto, and no implied duties or obligations shall be read into this Agreement against Escrow Agent. Escrow Agent acts hereunder as an escrow agent only and is not associated, affiliated, or involved in the business decisions of Issuer, Portal, or Subscriber. Escrow Agent is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of the subject matter of this Agreement or any part thereof, or for the form of execution thereof, or for the identity or authority of any person executing or depositing such subject matter. Escrow Agent shall be under no duty to investigate or inquire as to the validity or accuracy of any document, agreement, instruction, or request furnished to it hereunder, including, without limitation, the authority or the identity of any signer thereof, believed by it to be genuine, and Escrow Agent may rely and act upon, and shall not be liable for acting or not acting upon, any such document, agreement, instruction, or request. Escrow Agent shall in no way be responsible for notifying, nor shall it be responsible to notify, any party thereto or any other party interested in this Agreement of any payment required or maturity occurring under this Agreement or under the terms of any instrument deposited herewith. Escrow Agent’s entire liability and exclusive remedy in any cause of action based on contract, tort, or otherwise in connection with any services furnished pursuant to this Agreement shall be limited to the total fees paid to Escrow Agent by Issuer.

12.	Indemnity. Issuer agrees to defend, indemnify and hold Escrow Agent and its respective related entities, directors, employees, service providers, advertisers, affiliates, officers, agents, and partners and third-party service providers harmless from any loss, liability, claim, or demand, including reasonable attorney’s fees, made by any third party due to or arising out of this Agreement and/or arising from a breach of any provision in this Agreement. This indemnity shall also include, but is not limited to, all expenses incurred in conjunction with any interpleader that Escrow Agent may enter into regarding this Agreement and/or third-party subpoena or discovery process that may be directed to Escrow Agent. This defense and indemnification obligation will survive termination of this Agreement.

Escrow Agent reserves the right to control the defense of any such claim or action and all negotiations for settlement or compromise, and to select or approve defense counsel, and Issuer agrees to fully cooperate with Escrow Agent in the defense of any such claim, action, settlement, or compromise negotiations.

13.	Entire Agreement, Severability and Force Majeure. This Agreement contains the entire agreement between Issuer and Escrow Agent regarding the Escrow Account. If any provision of this Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect. Furthermore, no party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruptions, vendor failures (including information technology providers), or other similar causes.

14.	Changes. Escrow Agent may, at its sole discretion, comply with any new, changed, or reinterpreted regulatory or legal rules, laws or regulations, and any interpretations thereof, and without necessity of notice, to modify either this Agreement and/or the Escrow Account to comply or conform to such changes or interpretations. Escrow Agent will notify Issuer of material changes as soon as practicable. Furthermore, all parties agree that this Agreement shall continue in full force and be valid, unchanged and binding upon any successors of Escrow Agent. Changes to this Agreement will be sent to Issuer via email.

15.	Waivers. No waiver by any party to this Agreement of any condition or breach of any provision of this Agreement will be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained in this Agreement.

16.	Notices. Any notice to Escrow Agent is to be sent to escrow@trustprovident.com. Any notices to Issuer will be to govindagiri@sagoon.com.

17.	Language. It is expressly agreed that it is the will of all parties, including Escrow Agent and Issuer that this Agreement and all related pages, forms, emails, alerts and other communications have been drawn up and/or presented in English.

18.	Electronic Signature and Communications Notice and Consent. Digital (“electronic”) signatures, often referred to as an “e-signature”, enable paperless contracts and help speed up business transactions. The 2001 E-Sign Act was meant to ease the adoption of electronic signatures. The mechanics of this Agreement’s electronic signature include the parties signing this Agreement below by typing in the party’s name, with the underlying software recording its IP address, browser identification, the timestamp, and a securities hash within an SSL encrypted environment. This electronically signed Agreement will be available to both Issuer and Escrow Agent, as well as any associated bankers, brokers and platforms so they can access and copy it at any time. Issuer and Escrow Agent hereby consent and agree that electronically signing this Agreement constitutes each party’s signature, acceptance and agreement as if actually signed by each party in writing. Further, all parties agree that no certification authority or other third party verification is necessary to validate any electronic signature; and that the lack of such certification or third party verification will not in any way affect the enforceability of your signature or resulting contract between Issuer and Escrow Agent. The parties understand and agree that the e-signature executed in conjunction with the electronic submission of this Agreement shall be legally binding and such transaction shall be considered authorized by each party. The parties agree that their electronic signatures are the legal equivalent of their manual signatures on this Agreement consenting to be legally bound by this Agreement’s terms and conditions. Furthermore, Issuer and Escrow Agent hereby agree that all current and future notices, confirmations and other communications regarding this Escrow Services Agreement specifically, and future communications in general between the parties, may be made by email, sent to the email address of record as set forth in Section 16 above, or as otherwise from time to time is changed or updated and disclosed to the other party, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties. If any such electronically sent communication fails to be received for any reason, including but not limited to such communications being diverted to the recipients spam filters by the recipients email service provider, or due to a recipients change of address, or due to technology issues by the recipient’s service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including but not limited to postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received. No physical, paper documents will be sent to Issuer, and if Issuer desires physical documents, then Issuer agrees to be satisfied by directly and personally printing, at its own expense, the electronically sent communication(s) and maintaining such physical records in any manner or form that Issuer desires.

19.	Substitute Form W–9: Taxpayer Identification Number certification and backup withholding statement.

PRIVACY ACT STATEMENT: Section 6109 of the Internal Revenue Code requires you (Issuer) to provide us with your correct Taxpayer Identification Number (TIN).

Name of Business: Govinda Giri

Tax Identification Number: 205886599

Under penalty of perjury, by signing this Agreement below I certify that: 1) the number shown above is our correct business taxpayer identification number; 2) our business is not subject to backup withholding unless we have informed FundAmerica in writing to the contrary; and 3) our Company is a U.S. domiciled business.

Consent is Hereby Given: By signing this Agreement electronically, Issuer explicitly agrees to receive documents electronically including its copy of this signed Agreement as well as ongoing disclosures, communications, and notices.

Agreed as of the date set forth above by and between:

Govinda Giri, as Issuer

Govinda Giri

Name:	Govinda Giri
Email:	govindagiri@sagoon.com
Title:	CEO
Date:	January 8, 2017, 5:05:23AM EST
Signature ID:	8e9a278a-5ac6-4a1b-b95a-e8196b097b79

Provident Trust Group, LLC

By:

Name:

Title:

EXHIBIT A

FEES AND COSTS

Escrow Agent’s Administrative Fees shall be calculated on the following schedule:

• ACH - Per Transaction - Incoming — $0.50

• ACH - Per Transaction - Outgoing — $0.50

• ACH Exception — $5.00

• Cash Management Fee — 0.25% of issuer funds reconciled and processed

• Check - Stop Payment — $35.00

• Check Processing - Incoming — $10.00

• Check Processing - Outgoing — $10.00

• Escrow Account — $25.00/month

• Escrow Accounting Fee — $5.00

• Escrow Investor — $0.00/investor/month

• Escrow Setup — $500.00

• Wire Processing - Incoming (domestic) — $15.00

• Wire Processing - Incoming (international) — $35.00

• Wire Processing - Outgoing (domestic) — $15.00

• Wire Processing - Outgoing (international) — $35.00

Misc. Administrative Services (not under contract, but which Escrow Agent agrees to perform), $100 per hour.